UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2012

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 10, 2012, the Board of Directors of the Company increased the size of the Board of Directors from six to seven members and elected David O’Toole to the newly-created vacancy as a Class I director. In connection with his appointment as a member of our Board of Directors, Mr. O’Toole received a fully vested and immediately exercisable stock option grant to purchase 15,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock as of April 10, 2012.

Our Board of Directors expects to appoint Mr. O’Toole as the Chairman of the Audit Committee of the Board of Directors, replacing Jeff Himawan, Ph.D. in such capacity. Following such appointment, Dr. Himawan will no longer serve as a member of the Audit Committee.

There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. O’Toole had, or will have, a direct or indirect material interest. Additional information about Mr. O’Toole can be found in the press release issued by the Company on April 10, 2012, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated April 10, 2012, titled “MediciNova Appoints David O’Toole CPA to its Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

By:	/s/ Michael Gennaro
Michael Gennaro
Chief Financial Officer

Date: April 11, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 10, 2012, titled “MediciNova Appoints David O’Toole CPA to its Board of Directors.”